Exhibit 99.1

News

Feb. 22, 2006	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Lori Webster
918-588-7570

ONEOK Announces Higher 2005 Earnings

TULSA, Okla. – Feb. 22, 2006 – ONEOK, Inc. (NYSE: OKE) announced today that its year-end and fourth-quarter 2005 net income increased significantly because of strong performances in each of its operating segments and the sale of assets.

Net income for the year was $554.7 million, or $5.14 per diluted share of common stock, compared with $242.2 million, or $2.30 per diluted share of common stock, a year earlier.

Year-end results include an after-tax gain on the sale of a discontinued component of $149.6 million, or $1.39 per diluted share of common stock, from the sale of the company’s oil and gas production business; and a pre-tax gain of $264.2 million on the sale of the Texas gathering and processing assets (after-tax gain of $161.8 million, or $1.50 per diluted share) recorded in income from continuing operations. These gains were partially offset by a $32.4 million, or 30 cents per diluted share, impairment related to the pending sale of the company’s Spring Creek power plant in Oklahoma.

Income from continuing operations for the year was $411.3 million, or $3.81 per diluted share, which includes the $1.50 per share gain on the sale of the Texas assets, versus $224.7 million, or $2.13 per diluted share, for 2004.

“2005 was an exceptional year for the company,” said David Kyle, ONEOK chairman, president and chief executive officer. “Our acquisition of the Koch assets was a significant accomplishment that contributed to our outstanding performance. They are performing well, positively affecting results in our natural gas liquids and our pipelines and storage segments. Our results also reflect the approval and implementation of new distribution rates in Oklahoma.”

“Our recently announced transactions involving Northern Border Partners and TransCanada establish a firm foundation for growth in 2006 and beyond,” Kyle added. “We expect the transactions to provide both immediate and long-term value to shareholders and give ONEOK additional opportunities to grow.”

The company’s 2005 results also reflect increases in commodity prices and favorable gross processing margins in its gathering and processing segment. Increased basis differentials –

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

the difference in natural gas prices between certain regions – and increased natural gas price volatility contributed to stronger performance in the energy services segment.

Operating costs for the year increased primarily because of costs related to the acquisition of the natural gas liquids assets and increased employee benefit costs.

In the fourth quarter of 2005, the company reported net income of $237.6 million, or $2.30 per diluted share, compared with net income of $98.4 million, or 90 cents per diluted share, in the fourth quarter 2004. Fourth-quarter 2005 net income included the gain on the sale of the Texas gathering and processing assets. Fourth-quarter 2005 income from continuing operations was $239.7 million, or $2.32 per diluted share, compared with $94.5 million, or 86 cents per diluted share, in the same period a year earlier.

The company also recorded a $5.9 million impairment in other income in the fourth quarter on a 50 percent investment in a gas processing plant in Oklahoma it does not operate, and a $2.6 million impairment, recorded in other income, related to its investment in a company-operated gas gathering system partnership that may terminate in early 2006. Other expense increased, primarily due to a $10.0 million donation to the ONEOK Foundation.

YEAR-END 2005 RESULTS INCLUDED:

•	Operating income of $812.2 million, compared with $443.7 million in 2004;

•	Increased operating income in the natural gas liquids, and pipelines and storage segments as a result of acquiring natural gas liquids assets in July;

•	Implementation of a $57.5 million rate increase in Oklahoma, which contributed $28.2 million in net margin in the distribution segment;

•	Increased operating income in the gathering and processing segment, driven by increases in commodity prices and gross processing margins;

•	Increased operating income in the energy services segment due to increased natural gas basis differentials and higher margins in wholesale physical marketing;

•	Sales of the company’s oil and natural gas production assets and Texas gathering and processing assets;

•	First full-year equity income of $10.1 million, which is included in other income, from the company’s investment in Northern Border Partners, L.P.;

•	A 12 percent increase in the quarterly dividend to 28 cents a share, announced in April;

•	Dilution in earnings per share from continuing operations of 24 cents related to the equity unit accounting treatment;

•	Year-end long-term debt – treating the equity units that converted Feb. 16, 2006, as equity – was 48 percent of total capitalization. The debt was reduced by the early redemption in late 2005 of the 7.75 percent $300 million notes;

•	Interest expense of $147.6 million, compared with $87.3 million in 2004;

•	Cash flow from continuing operations, before changes in working capital, of $533.4 million, which exceeded capital expenditures of $250.5 million and dividends of $110.2 million by $172.7 million.

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

2005 BUSINESS UNIT RESULTS

For comparison purposes, the 2004 segment financial and operating results have been reclassified to reflect the transfer of the natural gas liquids marketing business that was previously in the gathering and processing segment to the newly formed natural gas liquids segment.

Gathering and Processing

The gathering and processing segment’s operating income for 2005 was $395.4 million, compared with $116.2 million in 2004. The increase included a $264.2 million gain on the sale of the Texas gathering and processing assets in December 2005.

Net margin for 2005 was $287.3 million, compared with $267.0 million in 2004. The increase was attributable to keep-whole contracts, net of hedging, which added $18.8 million. Higher natural gas and natural gas liquids prices on percent-of-proceeds contracts contributed $8.0 million in net margin, net of hedging. These increases were partially offset by the reduction in margin related to the sale of the Texas gathering and processing assets on Dec. 1, 2005.

Improved contract terms, related to the company’s continuing efforts to restructure contracts, continue to positively affect net margin.

The average mid-continent price for natural gas in 2005 was $7.30 per million British Thermal Units (MMBtu) versus $5.54 per MMBtu a year earlier. The Conway OPIS composite NGL price based on the company’s product mix was $0.89 per gallon versus $0.72 per gallon in 2004. The resulting gross processing spread for the full year was $2.77 per MMBtu versus $2.47 per MMBtu last year.

Operating costs for the year increased to $123.4 million, compared with $118.1 million in 2004. The increase was the result of higher compressor-related operating costs and employee-related costs.

The segment was also affected by the $5.9 million impairment charge recognized in the fourth quarter and an accrual of $500,000 for an insurance deductible associated with the company’s 10 percent interest in a Louisiana gas processing plant that was damaged by Hurricane Katrina. The facility is expected to be back in partial service by March 2006.

In the fourth quarter, operating income was $285.5 million, compared with $38.5 million in the period a year earlier. The increase was primarily the result of the gain on the sale of the Texas gathering and processing assets in December 2005. Net margin was $60.1 million, compared with $78.1 million in the fourth quarter 2004. The decrease is attributable to the sale of the Texas assets, lower volumes primarily because of freeze-offs in December, and lower realized prices, net of hedging, when compared with posted prices, from percent-of proceeds and keep-whole contracts.

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

The average mid-continent price for natural gas in the fourth quarter was $9.87 per MMBtu versus $6.03 per MMBtu in the same period a year earlier. The Conway fourth-quarter 2005 OPIS composite NGL price based on the company’s product mix was $1.04 per gallon versus $0.83 per gallon in the fourth quarter 2004. The gross processing spread for the fourth quarter was $1.94 per MMBtu versus $3.35 per MMBtu in the fourth quarter 2004.

The following table contains margin information for the time periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended December 31, 2005	Twelve Months Ended December 31, 2005
Keep whole:
NGL shrink (MMBtu/d)	51,386	61,558
Plant fuel (MMBtu/d)	8,268	8,734
Condensate shrink (MMBtu/d)	3,982	4,682
Condensate sales (Bbls/d)	818	961
Percentage of total net margin	8.2%	13.5%

Percentage of Proceeds:
Wellhead purchases (MMBtu/d)	167,413	184,294
NGL sales (Bbls/d)	6,079	6,634
Residue sales (MMBtu/d)	23,202	24,835
Condensate sales (Bbls/d)	1,536	1,644
Percentage of total net margin	64.1%	61.6%

Fee:
Wellhead volumes (MMBtu/d)	973,278	1,076,518
Average rate ($/MMBtu)	$0.19	$0.18
Percentage of total net margin	27.7%	24.8%

The following tables contain hedging information for the gathering and processing segment in 2006:

	Three Months Ending March 31, 2006		Year Ending December 31, 2006
Product	Volumes Hedged	Average Price	Volumes Hedged	Average Price
Percent of Proceeds:
Condensate (a)	75 MBbls	$52.00-60.00/Bbl	300 MBbls	$52.00-60.00/Bbl
Natural gas (a)	0.5 Bcf	$6.15-11.00/MMBtu	1.9 Bcf	$6.15-11.00/MMBtu
Natural gas (b)	0.5 Bcf	$9.76/MMBtu	0.5 Bcf	$9.76/MMBtu

(a)	Hedged with NYMEX-based costless collars.
(b)	Hedged with NYMEX futures and basis swaps.

Natural Gas Liquids

The natural gas liquids segment had operating income of $43.4 million, compared with $14.8 million in 2004.

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

Net margin increased to $87.9 million in 2005, compared with $24.4 million in 2004. The acquisition of the natural gas liquids assets in July 2005 contributed $57.4 million in additional net margin. Increased storage margins from restructured contracts added another $4.8 million.

Operating costs in 2005 increased to $33.5 million in 2005 versus $9.5 million in 2004. $22.2 million of the increase was associated with the acquisition of the natural gas liquids assets in July 2005. Depreciation, depletion and amortization increased $11.0 million year over year, with $10.3 million associated with the acquisition.

Fourth-quarter operating income was $17.0 million versus $3.4 million in the same period of 2004. Net margin was $35.7 million versus $6.0 million in the 2004 fourth quarter. The increase is primarily attributable to the acquisition of the natural gas liquids assets.

Pipelines and Storage

The pipelines and storage segment reported operating income of $84.6 million in 2005, compared with $59.8 million in 2004. Net margin increased to $171.6 million, compared with $126.5 million in 2004.

The margin increase was primarily the result of the newly acquired natural gas liquids gathering and distribution pipelines, which contributed $26.4 million in additional net margin. Natural gas transportation services net margin increased $20.5 million due to higher natural gas transportation volumes related to more favorable weather conditions, higher commodity prices and improved fuel position. Increased storage activities also added $5.8 million in net margin, primarily due to renegotiated contracts and wider seasonal natural gas price spreads, which benefited the company’s short-term storage business.

These net margin gains were reduced by $5.8 million related to lower net margins on natural gas inventory sales, when compared with 2004.

Operating costs increased $13.9 million to $63.3 million in 2005, which included $11.5 million related to the acquisition of the natural gas liquids assets and the balance associated with higher regulatory compliance and employee-related costs. Depreciation, depletion and amortization expense increased $6.4 million in the year, primarily related to operating the newly acquired NGL pipelines.

Also affecting 2005 performance is the $2.6 million impairment, recorded in the fourth quarter, related to one of the company’s gas gathering system partnerships that may terminate in early 2006.

Fourth-quarter 2005 operating income was $31.7 million, compared with $23.4 million in the same period a year earlier. Net margin was $59.4 million versus $41.1 million in the same period in 2004. The increase is primarily related to the newly acquired natural gas liquids gathering and distribution pipelines and increases in natural gas transportation services net

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

margin due to higher transportation volumes related to more favorable weather conditions, higher commodity prices and improved fuel position.

Energy Services

The energy services segment posted operating income of $178.9 million, compared with $139.2 million in 2004. Net margin increased to $219.5 million from $174.0 million in 2004.

Net margin increases included: $38.4 million in transportation margins, net of hedges, due to improved natural gas basis differentials, primarily in the fourth quarter; a $22.6 million increase in wholesale physical marketing margins related to favorable natural gas price volatility, primarily in the fourth quarter; and a $6.8 million increase in power margins due to improved Electric Reliability Council of Texas (ERCOT) market heat rates caused by an increase in cooling-degree days. These margin increases were partially offset by an $18.4 million decrease in the natural gas fixed-price portfolio. Financial trading margins were $13.4 million in 2005.

Operating costs for the year increased to $38.6 million, compared with $33.3 million in 2004, primarily due to higher employee-related and litigation costs.

On Dec. 31, 2005, natural gas in storage was 62.1 Bcf, compared with 70.6 Bcf a year earlier. Natural gas storage capacity under lease was 86 Bcf on Dec. 31, 2005, compared with 84 Bcf a year earlier.

Fourth-quarter operating income was $68.0 million versus $59.0 million in the same quarter 2004. Net margin was $78.9 million, compared with $68.1 million in the 2004 fourth quarter. Increases were primarily related to improved transportation margins caused by higher natural gas basis differentials and improved wholesale physical marketing margins related to favorable natural gas price volatility. Financial trading margins were $2.0 million in the fourth quarter 2005, compared with $4.6 million in the fourth quarter 2004.

The net margin for the energy services segment was derived from the following sources:

	Year Ended December 31, 2005	Quarter Ended December 31, 2005	Quarter Ended December 31, 2004
	(Thousands of dollars)
Marketing and storage, gross	$363,409	$122,340	$98,569
Less: Storage and transportation costs	(174,838)	(51,199)	(40,717)

Marketing and storage, net	188,571	71,141	57,852
Retail marketing	17,526	5,734	5,577
Financial trading	13,446	2,002	4,632

Net margin	$219,543	$78,877	$68,061

Distribution

The distribution segment reported 2005 operating income of $113.9 million, compared with a $110.2 million last year. Net margin was $587.7 million versus $557.3 million in the same period a year earlier.

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

Net margin improvements were the result of implementation of new rates in Oklahoma on July 28, 2005, which contributed $28.2 million; $2.3 million from increased wholesale transactions in Kansas; and a $4.9 million increase in property tax recoveries in Kansas, which is offset in amortization expense. Margin increases were offset by a $5.2 million decrease in customer sales volumes due to warmer weather.

Operating costs increased $18.7 million, primarily as a result of $12.5 million in higher labor and employee benefit costs, and other operating costs.

Depreciation, depletion and amortization expense increased due to a $2.9 million charge to replace a field customer service system in Texas, $3.5 million in depreciation expense related to property additions and a $4.9 million increase in amortization related to property tax recovery in Kansas, which is offset by increased revenues. These operating expense increases were partially offset by a $3.2 million decrease in pension expense amortization in Oklahoma.

Fourth-quarter operating income was $53.1 million, compared with $44.8 million in 2004. Net margin was $174.9 million versus $161.7 million in the fourth quarter 2004. The increase is primarily attributable to the new rates in Oklahoma, partially offset by higher employee benefit costs.

EARNINGS CONFERENCE CALL

A conference call will be held on February 23, 2006, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). To participate in the call, dial 888-675-7686, pass code 837815, or log on to the ONEOK Web site at www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be archived and available on the company’s Web site www.oneok.com for 30 days. A recording will be available by phone for seven days. The playback may be accessed at 866-219-1444, pass code 837815.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is the majority general partner of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships. ONEOK is a Fortune 500 company.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses we acquired on July 1, 2005, from Koch Industries, Inc. and affiliates; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,		Quarters Ended December 31,
	2005	2004	2005	2004
Revenues	(Thousands of dollars, except per share amounts)

Operating revenues, excluding energy trading revenues	$12,663,550	$5,671,714	$4,694,536	$2,536,595
Energy trading revenues, net	12,680	113,814	1,657	7,231

Total Revenues	12,676,230	5,785,528	4,696,193	2,543,826

Cost of sales and fuel	11,324,893	4,648,311	4,287,732	2,196,952

Net Margin	1,351,337	1,137,217	408,461	346,874

Operating Expenses
Operations and maintenance	552,531	475,106	157,546	123,536
Depreciation, depletion and amortization	183,394	158,053	48,374	40,079
General taxes	67,464	60,406	16,403	13,909

Total Operating Expenses	803,389	693,565	222,323	177,524

Gain on Sale of Assets	264,207	—	264,207	—

Operating Income	812,155	443,652	450,345	169,350

Other income	14,188	17,599	(2,298)	6,445
Other expense	19,883	12,056	11,796	2,302
Interest expense	147,608	87,301	55,926	25,249

Income before Income Taxes	658,852	361,894	380,325	148,244

Income taxes	247,557	137,221	140,643	53,780

Income from Continuing Operations	411,295	224,673	239,682	94,464
Discontinued operations, net of taxes:
Income (loss) from operations of discontinued components, net	(6,180)	17,505	(262)	3,933
Gain on sale of discontinued component, net	149,577	—	(1,778)	—

Net Income	$554,692	$242,178	$237,642	$98,397

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$4.09	$2.21	$2.46	$0.91
Earnings (loss) per share from operations of discontinued components, net	(0.06)	0.17	—	0.04
Earnings per share from gain on sale of discontinued component, net	1.49	—	(0.02)	—

Net Earnings Per Share, Basic	$5.52	$2.38	$2.44	$0.95

Diluted:
Earnings per share from continuing operations	$3.81	$2.13	$2.32	$0.86
Earnings (loss) per share from operations of discontinued components, net	(0.06)	0.17	—	0.04
Earnings per share from gain on sale of discontinued component, net	1.39	—	(0.02)	—

Net Earnings Per Share, Diluted	$5.14	$2.30	$2.30	$0.90

Average Shares of Common Stock (Thousands)
Basic	100,536	101,965	97,443	103,261
Diluted	108,006	105,461	103,361	109,523

Dividends Declared Per Share of Common Stock	$1.09	$0.88	$—	$—

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$7,915	$9,458
Trade accounts and notes receivable, net	2,202,895	1,412,861
Gas and natural gas liquids in storage	911,393	593,028
Commodity exchanges	133,159	1,758
Energy marketing and risk management assets	765,157	386,781
Other current assets	385,274	90,566

Total Current Assets	4,405,793	2,494,452

Property, Plant and Equipment
Property, plant and equipment	5,575,365	4,832,876
Accumulated depreciation, depletion and amortization	1,581,138	1,519,719

Net Property, Plant and Equipment	3,994,227	3,313,157

Deferred Charges and Other Assets
Goodwill and intangibles	683,211	225,188
Energy marketing and risk management assets	150,026	71,310
Investments and other	716,298	589,805

Total Deferred Charges and Other Assets	1,549,535	886,303

Assets of Discontinued Component	63,911	505,240

Total Assets	$10,013,466	$7,199,152

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
Liabilities and Shareholders’ Equity	(Thousands of dollars)

Current Liabilities
Current maturities of long-term debt	$6,546	$341,532
Notes payable	1,541,500	644,000
Accounts payable	1,756,307	1,161,984
Commodity exchanges	238,176	—
Energy marketing and risk management liabilities	814,803	403,626
Other	437,946	337,653

Total Current Liabilities	4,795,278	2,888,795

Long-term Debt, excluding current maturities	2,024,070	1,543,202

Deferred Credits and Other Liabilities
Deferred income taxes	603,835	601,281
Energy marketing and risk management liabilities	442,842	102,865
Other deferred credits	350,157	371,130

Total Deferred Credits and Other Liabilities	1,396,834	1,075,276

Liabilities of Discontinued Component	2,464	86,175

Total Liabilities	8,218,646	5,593,448

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 107,973,436 shares and outstanding 97,651,381 shares at December 31, 2005; issued 107,143,722 shares and outstanding 104,106,285 shares at December 31, 2004	1,080	1,071
Paid in capital	1,044,283	1,017,603
Unearned compensation	(105)	(1,413)
Accumulated other comprehensive loss	(65,075)	(9,591)
Retained earnings	1,093,992	649,240
Treasury stock, at cost: 10,322,055 shares at December 31, 2005 and 3,037,437 shares at December 31, 2004	(279,355)	(51,206)

Total Shareholders’ Equity	1,794,820	1,605,704

Total Liabilities and Shareholders’ Equity	$10,013,466	$7,199,152

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004
	(Thousands of dollars)
Operating Activities
Net income	$554,692	$242,178
Depreciation, depletion and amortization	183,394	188,725
Impairment expense on discontinued operations	52,226	—
Gain on sale of discontinued component, net	(149,577)	—
Gain on sale of assets	(269,040)	(10,586)
Income from equity investments, net	9,705	(1,506)
Deferred income taxes	21,472	91,238
Stock based compensation expense	11,842	14,330
Allowance for doubtful accounts	16,329	13,309
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	(733,367)	(476,017)
Inventories	(320,632)	(96,510)
Unrecovered purchased gas costs	(8,943)	12,944
Commodity exchanges	106,775	—
Deposits	(118,214)	10,030
Regulatory assets	(6,357)	(15,395)
Accounts payable and accrued liabilities	518,343	322,387
Energy marketing and risk management assets and liabilities	210,781	(22,033)
Other assets and liabilities	(259,088)	(67,390)

Cash Provided by (Used in) Operating Activities	(179,659)	205,704

Investing Activities
Changes in other investments, net	(23,864)	1,891
Acquisitions	(1,327,907)	(176,709)
Capital expenditures	(250,493)	(264,110)
Proceeds from sale of discontinued component	519,279	—
Proceeds from sale of assets	556,434	21,241
Other investing activities	(6,862)	(5,603)

Cash Used in Investing Activities	(533,413)	(423,290)

Financing Activities
Borrowing of notes payable, net	897,500	44,000
Issuance of debt, net of issuance costs	798,792	—
Termination of interest rate swaps	(22,565)	82,915
Payment of debt	(636,288)	(1,364)
Purchase of common stock	(228,149)	—
Issuance of common stock	16,372	189,777
Purchase of treasury stock, net	—	(823)
Dividends paid	(110,157)	(89,229)
Other financing activities	(3,976)	(10,404)

Cash Provided by Financing Activities	711,529	214,872

Change in Cash and Cash Equivalents	(1,543)	(2,714)
Cash and Cash Equivalents at Beginning of Period	9,458	12,172

Cash and Cash Equivalents at End of Period	$7,915	$9,458

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

ONEOK, Inc.

INFORMATION AT A GLANCE

			Years Ended December 31,				Quarters Ended December 31,
			2005	2004			2005	2004
			(Millions of dollars)
Gathering and Processing
Net margin			$287.3	$267.0			$60.1	$78.1
Depreciation, depletion and amortization			$32.6	$32.7			$7.7	$8.4
Operating income			$395.4	$116.2			$285.5	$38.5
Total gas gathered (MMMBtu/d)			1,077	1,099			973	1,080
Total gas processed (MMMBtu/d)			1,117	1,172			1,049	1,201
Natural gas liquids sales (MBbls/d)			49	51			42	50
Natural gas liquids produced (MBbls/d)			59	62			50	62
Gas sales (MMMBtu/d)			329	328			284	338
Capital expenditures			$28.3	$23.1			$6.8	$9.0
Average Conway OPIS composite NGL Price ($/gal)
(based on our NGL product mix)			$0.89	$0.72			$1.04	$0.83
Average NYMEX crude oil price ($/Bbl)			$55.76	$41.34			$62.81	$50.15
Average realized condensate sales price ($/Bbl)			$52.69	$38.17			$56.59	$45.10
Average natural gas price ($/MMBtu)
(mid-continent region)			$7.30	$5.54			$9.87	$6.03
Gross processing spread ($/MMBtu)			$2.77	$2.47			$1.94	$3.35

Natural Gas Liquids
Net margin			$87.9	$24.4			$35.7	$6.0
Depreciation, depletion and amortization			$11.1	$0.1			$5.4	—
Operating income			$43.4	$14.8			$17.0	$3.4
Natural gas liquids gathered (MBbls/d)	(a	)	191	—	(a	)	188	—
Natural gas liquids sales (MBbls/d)			207	109			212	116
Natural gas liquids fractionated (MBbls/d)	(a	)	292	—	(a	)	276	—
Capital expenditures			$12.2	$9.3			$4.1	$5.0

Pipelines and Storage
Net margin			$171.6	$126.5			$59.4	$41.1
Depreciation, depletion and amortization			$23.7	$17.3			$7.5	$4.4
Operating income			$84.6	$59.8			$31.7	$23.4
Natural gas transported (MMcf)			486,635	432,844			127,929	118,688
Natural gas liquids transported (MBbls/d)	(a	)	187	—	(a	)	175	—
Natural gas liquids gathered (MBbls/d)	(a	)	53	—	(a	)	54	—
Capital expenditures			$15.7	$12.3			$5.9	$4.6
Average natural gas price ($/MMBtu)
(mid-continent region)			$7.30	$5.54			$9.87	$6.03

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

Energy Services
Net margin	$219.5	$174.0	$78.9	$68.1
Depreciation, depletion and amortization	$2.1	$1.6	$0.6	$0.4
Operating income	$178.9	$139.2	$68.0	$59.0
Natural gas marketed (Bcf)	1,191	1,073	312	297
Natural gas gross margin ($/Mcf)	$0.15	$0.14	$0.21	$0.20
Physically settled volumes (Bcf)	2,387	2,157	628	598
Capital expenditures	$0.2	$1.8	—	$0.4

Distribution
Net margin	$587.7	$557.3	$174.9	$161.7
Depreciation, depletion and amortization	$113.4	$105.4	$27.1	$26.8
Operating income	$113.9	$110.2	$53.1	$44.8
Customers per employee	689	664	698	668
Capital expenditures	$143.8	$142.5	$40.7	$36.2
Natural gas volumes (MMcf)
Gas Sales	199,816	202,898	59,450	60,042
Transportation	252,180	239,914	67,482	62,848
Natural gas margins
Gas Sales	$465.6	$449.5	$131.6	$129.5
Transportation	$94.2	$82.0	$35.9	$26.6

(a) - Data presented for 2005 represents the per day results of operations from July 1, 2005.

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ONEOK Announces Higher 2005 Earnings

February 22, 2006

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

Year Ended December 31, 2005
(Millions of Dollars)
Cash used in operating activities	$(179.7)
Accounts and notes receivable	733.4
Inventories	320.6
Unrecovered purchased gas costs	8.9
Commodity Exchanges	(106.8)
Deposits	118.2
Regulatory assets	6.4
Accounts payable and accrued liabilities	(518.3)
Income taxes on gain on sale recorded in operating income	102.4
Energy marketing and risk management assets and liabilities	(210.8)
Other assets and liabilities	259.1

Cash flow, before changes in working capital (a)	$533.4

(a) Cash flow from operations, before changes in working capital, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of a company’s fundamental business activities. Cash flow from operations, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.